This Sponsored Research Agreement ("Agreement") is entered into by The Johns Hopkins University, hereinafter known as JHU, having an address at 615 N. Wolfe Street, Baltimore, Maryland 21205-2179 and Zorax, Inc., hereinafter known as The Sponsor, having its principal address at 202 South Wheeler Street, Plant City, Florida 33566.

WHEREAS, JHU is a non-profit organization and conducts research in order to enhance its teaching programs and advance the state of knowledge.

WHEREAS, JHU proposes to conduct for the Sponsor a program of research entitled "To Improve the Level of Consistency of Cryptosporviodum Recovery" (hereinafter known as Work) as described in the attached proposal, incorporated by reference as Appendix (A), and has facilities, faculty, staff and students available for the conduct of such Work;

AND The Sponsor is desirous of supporting such Work;

NOW, in consideration of these premises, the parties hereto agree as follows:


1. STATEMENT OF WORK

Such Work shall conform to that described in Appendix (A), Proposal. Any change in this Statement of Work shall be mutually agreed to in writing by authorized officials of both parties prior to the commencement of JHU's performance under any such change.

2. PERIOD OF PERFORMANCE

This Agreement is effective for the period January 1, 2000 through December 1, 2000 and may be extended only by written agreement of the parties

3. KEY PERSONNEL

(a) The following individual is identified as JHU key personnel for the performance of the Work: Thaddeus Graczyk, MSc. Ph.D., Principal Investigator.

(b) If for any reason Dr. Graczyk withdraws from serving as Principal Investigator, JHU and The Sponsor shall endeavor to agree upon a successor. If the parties are unable to agree upon a successor, this Agreement shall be terminated as provided in the paragraph titled "Termination".

4. COSTS

(a) As consideration for the services rendered hereunder, The Sponsor will pay JHU the sum of $35,000 ("Thirty-five thousand U.S. Dollars) to cover all the direct and indirect costs incurred by it in connection with the Work (Work Cost) as outlined in Appendix (B), Budget. It is estimated that the Work Cost is sufficient to support the Work, but JHU may request additional funds at such time as costs may reasonably be expected to exceed the Work Cost and The Sponsor shall not unreasonably withhold such payment.

(b) Within 120 days of the termination of this Agreement, JHU shall submit a final financial report setting forth costs and commitments incurred.

5. PAYMENT

(a) The Sponsor agrees to pay JHU in full $35,000 on or by April 1, 2000.

(b) Checks shall be made payable to The Johns Hopkins University and shall be sent to:

         Donna V. Helm
         Assistant Dean, Office of Research Administration
         Johns Hopkins University
         School of Hygiene and Public Health
         615 N. Wolfe Street, Room E2100
         Baltimore, Maryland 21205-2179

(c) Each payment shall include the title of the Work and the name of the Principal Investigator, for purposes of identification.

(d) All payments under this Agreement shall be made in U.S. Dollars. The Sponsor shall pay interest to JHU at the rate of one percent (11/2%) per month on all payments that are overdue for the full period they are overdue.

6. APPROVALS AND NOTICES

(a) The Sponsor's authorized official for receiving notices and approving alterations or amendments to this Agreement shall be:

         Uwe Reischl, Ph.D., President
         Zorax, Inc.
         202 South Wheeler Street
         Plant City, Florida 33566

(b) All notices and requests for approvals on financial and/or administrative matters by JHU shall be submitted to:

         Deborah S. Waters
         Sr. Contract Officer
         Office of Research Administration
         Johns Hopkins University
         School of Hygiene and Public Health
         615 N. Wolfe Street, Room E2100
         Baltimore, Maryland 21205-2179
         (410) 614-2634/ FAX (410) 955-0258
         INTERNET: DWATERS@JHSPH.EDU

Dr. Graczyk is not authorized to alter or amend this Agreement, except that his written concurrence shall be required to alter or amend JHU's Statement of Work.

7. PUBLICATIONS

JHU shall have the right at its discretion to release information or to publish any material resulting from the Work. JHU shall furnish The Sponsor with a copy of any proposed publication and The Sponsor shall have thirty (30) days from receipt of the proposed publication to inform JHU of any requested changes. The Sponsor may request JHU to delay publication for a maximum of an additional thirty (30) days in order to protect the potential patentability of any invention described therein.

8. PROPRIETARY DATA

JHU shall have the right to refuse to accept any proprietary data proffered to it by The Sponsor. To the extent that proprietary data is in written form, it shall be clearly marked "Confidential" on its face and delivered directly to the Principal Investigator. JHU shall use reasonable efforts to protect proprietary data furnished by The Sponsor which is necessary for the conduct of the Work.

9. INTELLECTUAL PROPERTY

(a) JHU shall retain title to any invention first conceived or actually reduced to practice in the performance of the Work funded by this Agreement ("Invention") solely by its faculty member(s) and/or employee(s). The Sponsor and JHU shall be joint owners of any Invention first conceived or actually reduced to practice in the performance of the Work funded by this Agreement jointly by faculty member(s) and/or employee(s) of The Sponsor and JHU. For any jointly owned Invention, the Patent Management Officer of JHU shall have associate Authorization of Agent in the filing, prosecution, and maintenance of any patent application and patent.

(b) If any new technology is developed ("Improvements") as a result of this Agreement, Zorax, Inc. will be immediately informed of such "Improvements".

(c) If any new technology is developed ("Improvements") as a result of this Agreement, Zorax, Inc. will have the first right to negotiate an exclusive license to such "Improvement" on commercially reasonable terms up to sixty (60) days after JHU's disclosure to Zorax, Inc. of such "Improvements"

10. PUBLICITY

Neither party shall use the name of the other party, nor the name of any faculty member, postdoctoral fellow, student or employee of the other party in connection with any product, service, promotion, news release, or other publicity without the prior written permission of the other party and, if an individual's name be concerned, of that individual.

11. TERMINATION

This Agreement may be terminated by either party at any time upon sixty (60) days written notice to the other party. Upon notification of termination, JHU shall proceed in an orderly fashion to limit or terminate any outstanding commitments and to conclude the Work. All otherwise allowable costs or commitments incurred prior to receipt of the notice of termination, which have not been reimbursed to JHU, shall be honored. In the event of termination, JHU shall submit a final report within 120 days of the effective date of termination of all costs and commitments incurred and all funds received. The report shall be accompanied by a check in the amount, if any, of the excess of funds advanced over costs and commitments incurred.

12. EQUIPMENT

Title to any equipment acquired or manufactured under this Agreement shall vest in JHU.

13. YEAR 2000 COMPLIANCE

The Sponsor expressly warrants that all material it supplies under this Agreement, including but not limited to data related software, are Year 2000 Compliant. "Year 2000 Compliant" means that the product will accurately process date and time data before, during, and after January 1, 2000, and for all leap years. "Process Date and Time Data" includes, but is not limited to, date input, date output, date calculations, logical functions, program branching, format conversion, edits and validations, and the use of dates or portions of dates in comparisons, sorting, sequencing, merging, retrieving, searching and indexing. Furthermore, Year 2000 compliant products, when used in combination with other products, shall accurately process date and time data if the other product, in any reasonable manner such as but not limited to expanding field or windowing, properly exchanges date and time data with it.

14. MISCELLANEOUS

(a) Assignability. Neither party may assign this Agreement or any interest therein without the written consent of the other party.

(b) Governing Law. The laws of the State of Maryland shall govern the construction and interpretation of this Agreement.

(c) Entire Agreement. This instrument contains the entire Agreement between the parties, and no statements, promises or inducements made by either party or agent of either party that are not contained in this written Agreement shall be valid or binding; and this Agreement may not be enlarged, modified or altered except in writing, signed by the parties.

(d) Status. Nothing in this Agreement is intended, nor shall be deemed, to constitute a partnership or joint venture between the parties.

(e) Headings. The headings used in this Agreement are for administrative convenience only and are not to be used to interpret this Agreement.

Accepted for

Zorax, Inc.


/s/ Uwe Reischl,                                              March 31, 2000
----------------------------------------------------         ----------------
Signature                                                    Date

Uwe Reischl, Ph.D., M.D., President
----------------------------------------------------
Typed name and Title

Accepted for

JOHNS HOPKINS UNIVERSITY


/s/ Donna V. Helm                                                 3/31/00
----------------------------------------------------         ----------------
Herbert R. Hansen, Jr., MBA, CPA                             Date
Senior Associate Dean for Finance and Administration
or
Donna V. Helm, MA
Assistant Dean for Research Administration

                                                                    Appendix (A)
                                                Thaddeus Graczyk and Clive Shiff

                                  APPENDIX (A)



 To improve the level of consistency in Cryptosporidium oocyst recovery from the
               Shiff-Graczyk Continuous Operation Water Centrifuge

The Shiff-Graczyk Continuous Operation Water Centrifuge (S-G.W.C) has been described and patent applied for. It is a device which is able to centrifuge and filter a stream of water at approx 1 L per minute, it is not hampered with water of turbidity up to approx 15 NTU, although with increasing turbidity, the stream will be reduced.

The apparatus consists of a standard bench centrifuge modified with a hollow brass cone fitted in the center of the rotator. Water is let in to an opening at the apex of the cone, and ducted through 6 ports on the side of the cone through flexible tubing to the base of each of 6 metal centrifuge tubes. These tubes contain a measured quantity of glass beads which acts as the filtration medium during operation. When spinning, water is lead to the base of the tube under centrifugal force, then flows up through the beads column and is voided to exterior. Particulate matter, including oocysts is retained in the beads.
(See Figure)

After filtration, the beads are removed gravimetrically from the tubes, using standard elution fluid, the beads are washed in a stirrer with elution fluid and finally the fluid is decanted into a clean vessel ready for concentration and counting of the oocysts. We plan to introduce a modification in that the glass beads will be pre weighed into plastic sachets containing the rubber tubing in situ. This will make transfer of the glass beads from the centrifuge tubes more simple and with less chance for loss of oocysts.

Preliminary data have been collected by the process of taking an aliquot of the eluate, filtering this through 3 um pore size millipore membrane, dissolving the membrane material in acetone (method according to ASTM proposal 229 (1993) and staining the residue with fluorescent monoclonal antibody (MerFluor test). Our preliminary data, replicated several times indicated a recovery of 85% of the number of oocysts introduced into a 10 liter volume of water processed through the centrifuge.

The S-G. W.C. device is simple, inexpensive and easy to operate and has been shown to isolate oocysts of Cryptosporidium from water samples spiked with known numbers of oocysts with recovery rates in excess of 50-60%. The application of this system to Method 1622 will help make the technique easily applicable to Water Treatment Facilities around the country.

We propose to test this apparatus and its ability to recover oocysts from spiked water samples according to the methods outlined in Method 1622 (Draft) using sample concentration and separation as outlined in Section 13.0 in Method 1622. We will follow method 14.0 for sample staining and 15.0 for examination using immunomagnetic beads. We are completely familiar with the use of fluorescence labeled monoclonal antibodies, and routinely use the Merfluor system.

Method:

A) Standardization of the system.

                                                                    Appendix (A)
                                                Thaddeus Graczyk and Clive Shiff

We will set up and follow the standard Method 1622 IMS for isolation and counting Cryptosporidium parvum oocysts. This will be done separately 6 times and recovery evaluated to ensure reproducibility and to provide comparison with the test apparatus.

B) Analytical Procedure

1. Oocyst suspension, enumerating and spiking: (11.0)

Oocyst stock: This will be enumerated according to 11.2.1-9 using the hemocytometer method. The stock suspension will be diluted to a final concentration of 8,000-10,000 oocysts per ml. Oocysts will be obtained from the USDA Experimental Station, Beltsville. These are collected from infected calves and are from a standard source The age of each batch used will be recorded, and each batch will be used only for two months. In all instances, the stock suspension will be examined for consistency prior to dilution for counting.

A. The oocyst spiking suspension will be enumerated according to Section 11.3 using the hemocytometer.

B. Spiking solutions will be prepared to deliver 10, 20, 40, 80, 160, 500 and 1,000 oocysts per liter of sample water.

C Turbidity testing: Recovery from water of differing turbidity will be tested. Natural water samples will be collected from various sources in Maryland and the turbidity measured with a standard nephelometer. This water will then be spiked with oocysts as outlined in (3) above for comparison with clean tap water. The objective will be to determine the threshold of recovery at different turbidity.

2. Sample filtration.

All processes are carried out in a designated area protected from public access. The technician will wear protective clothing and a face mask during operation of the apparatus.

10 L water sample will be placed in the sampling reservoir. This is a large carboy of 25L capacity, and is connected via tygon tubing to the centrifuge spigot. The centrifuge tubes are filled each with 20 g glass beads and set in motion at full speed (approx 4,000 rpm). The shroud closed and the water allowed to flow into the system at approx. 1.0 L/min. The oocysts will be introduced into the 10 L water sample immediately prior to operating the centrifuge apparatus.

Following centrifugation, the apparatus is shut off and when it has stopped, the tubes are removed and the glass beads is transferred gravimetrically to a clean beaker using elution fluid. The elution process will entail three rinses of the glass beads, and bulking of the final eluate.

3 Sample concentration and separation

The procedure will follow Section 13.0 in the Method 1622. Following elution and separation of the glass beads, the eluate will be concentrated by centrifugation and the bulk of the precipitate pellet made to 10 ml with reagent water and extraction of the oocysts will be done using the Dynal IMS procedure utilizing immunomagnetic beads. (We have contacted Dynal to inform them of our intention and can expect some assistance with equipment on loan for the work)

                                                                    Appendix (A)
                                                Thaddeus Graczyk and Clive Shiff

Following removal of the oocysts, the entire eluate sample will be prepared for staining using Merfluor monoclonal antibody system and DAPI and examined by epifluoresence according to Section 14. Oocysts will be counted according to the method and expresses as a proportion of the total spiked number per 10 L.

We intend to compare this recovery with the method of Adorn and Chagla (1995) using a millipore filtration apparatus.

We intend to compared the 1622 enumeration method with counts made on a Coulter flow cytometer. Initial trials in the laboratory indicate that this may be as effective as counting under fluorescence microscopy, but more time saving. The consistency of recovery will be reported, as will be an assessment of the time taken in the analysis in order to report on cost effectiveness of the method.

Sufficient aliquots will be run to allow statistical analysis and the calculation of 95% confidence limits

We have budgeted for a reconstruction of the brass cone. This is necessary to ensure the stability of the centrifuge when spinning. Each kit of magnetic beads will treat 10 samples. We have requested 6 kits, allowing 10 samples per month to be carried out. We plan to complete the work in 6 months from the time the project starts. Results will be reported to UTEK corporation when completed.

                                                                    Appendix (A)
                                                Thaddeus Graczyk and Clive Shiff



  /s/ T. Graczyk                                              /s/ Clive Shiff
-----------------                                         ----------------------
T. Graczyk (P.I)                                          Clive Shiff (co-P.I.)

                                                                    Appendix (B)

                                  APPENDIX (B)

                                     BUDGET

Principal Investigator: Dr. Thaddeus Graczyk
15% of time, 6 months, wages, and fringe benefits:                    $ 5,018.00

Co-Investigator: Dr. Clive Shiff
10% of time, 6 months, wages, and fringe benefits:                    $ 5,018.00

Remanufacture of brass cone:                                          $ 1,000.00

Technical Support: technician TBN, 6 months                           $12,500.00

Technical Service of the Flow Cytometry
Laboratory, 15hr @ $80.00/hr:                                         $ 1,200.00

Expendable Supplies; total:                                           $ 5,593.00

Expendable supplies costs will cover purchase of 3 MERIFLUOR Cryptosporidium test kits (total $681.00) ($227.00 per test kit), and 6 Dynal immuno-magnetic bead kits (total: $2,700.00) ($450.00 per test kit). Water turbidity meter and water turbidity standards (total: $1,000.00). Laboratory supplies ($1000.00) include: disposable latex gloves, record books, test tubes, disposable pipettes, glass slides, paper towels, 5 plastic carboy bottles, and waste disposal.

Travel, Communications, Office Supplies:                              $ 1,000.00

Calculated to cover travel to the sites from which the surface water will be collected (50 miles/month, 6 months, @ $0.31/mile: $93.00), and costs of fax, duplicating, and procurement of Cryptosporidium parvum oocysts from the USDA, Beltsville, MD ($50.00/month: $300.00).

Permanent Equipment:

No costs are anticipated related to the permanent equipment.

TOTAL BUDGET REQUESTED:                                               $31,819.00

Indirect Costs; 10%                                                   $ 3,181.00


TOTAL BUDGET                                                          $35,000.00